EXHIBIT 99.2

From: Schenker, Marty [mailto:mschenker@cooley.com]
Sent: Wednesday, January 26, 2011 5:02 PM
To: Robert Copeland
Subject: RE:

Bob,

Attached is a copy of a draft letter that Michael Bealmear is considering sending to your client’s CEO and Chairman.  If you wish to discuss the draft, please call me by next Wednesday, February 2.

Best regards,

Marty Schenker

January [ ], 2011	DRAFT

Via Email

James B. DeBello President, CEO Mitek Systems, Inc. 8911 Balboa Avenue, Suite B San Diego, CA 92123	John M. Thornton Chairman c/o Mitek Systems, Inc. 8911 Balboa Avenue, Suite B San Diego, CA 92123

Dear Jim and John:

I am writing to resign as a member of Mitek Systems Inc.’s Board of Directors, effective at the close of business on February [ ], 2011. As I explain below, I am doing so because I disagree with a practice of taking retribution against a director for exercising his fiduciary duties when such exercise results in an action opposed by the company’s CEO, which Mitek’s Board of Directors has done to me for expressing my opposition to what I considered an excessive grant of stock options to Jim. Director independence is the hallmark of a well functioning board. Instead of embracing my independent views, however, you responded to it by refusing to re-nominate me to Mitek’s board of directors. I am unwilling to serve on a board where personal relationships with the CEO infect the decision-making process and where the board seeks to retaliate against a board member for exercising his independent judgment.

It is beyond dispute that I have long been a loyal, dedicated and valuable member of Mitek’s board. Until recently, both of you looked to me as a key member of Mitek’s core strategic team. Last Fall, Jim acknowledged the value I bring by selecting me as one of only two outside directors (in addition to John) to serve on a special committee to explore potential strategic opportunities. And Jim’s January 21 letter confirms that my service on Mitek’s board has benefitted the company in many ways. It is equally clear, however, that your decision not to re-nominate me to Mitek’s board is attributable to the events of November 2010, which I describe below.

As you know, in early November 2010, Jim recommended that the board grant additional stock options to employees. Initially, Jim recommended an additional grant of 10% of the then-current stock options held by most Mitek employees, including himself. I was not opposed to this initial proposal. In short order, however, Jim came back to the board twice, seeking an increase in his personal grant, first to 15% of his current stock options, and, then, to 17%, for a total of 356,830 additional options. When I learned of Jim’s first proposed increase, I expressed some surprise at the increase in Jim’s share to 15%, which I noted was not consistent with the “10% Model” that we had previously discussed. On Thursday evening, November 11, Jim sent me an e-mail asking whether I would be available for a meeting of the Compensation Committee, of which I am a member. I responded by e-mail, stating that I was tied up in morning meetings on Friday and then a return flight from the East Coast, but would make myself available for a weekend call of the committee if necessary. In my response, I noted that I still had questions and did not “see any purpose in rushing to judgment on this.” Jim later explained that his urgency resulted from his desire to have the board grant the additional stock options before Mitek issued a highly favorable earnings announcement on November 16. Jim’s assessment of the market’s response to the earning announcement was correct. Mitek’s stock price more than doubled in the weeks following the earnings release, resulting in Jim’s additional options being over $1 million in the money.

James B. DeBello
January [ ], 2011	DRAFT
Page Two

The following week, I was appalled to learn that, without having given me notice of the meeting or obtaining from me a waiver of notice, the Compensation Committee met without me on Monday, November 15, and approved Jim’s request for a 17% increase to his personal option grant. Upon learning of this action, I immediately sent an e-mail to Jim and the other two members of the Compensation Committee, stating, simply, that “I have a major problem with this.” I followed this up with an e-mail to the members of the committee, along with John as Chairman, expressing my view that the 17% grant to Jim was “excessive:”

“While I’m sure it’s too late to do anything about it, I also have a problem with the 17% stock grant that was given to Jim. I believe Jim certainly deserves a top-off grant along with everyone else, but I’m of the opinion that 17% is excessive --- this brings Jim’s total holdings to 10% of the fully diluted shares of the company which is too large for a non-founding CEO, in my experience. I doubt we’ll get any shareholder challenges on this --- nonetheless I’d like for the record to show that I was not present and I did not vote at the Comp Committee meeting where this was approved.”

I was not surprised that my views were not well received, either by Jim, who of course had a vested financial interest in the grant, or by the other members of the board, who are extremely close with Jim. Nonetheless, I was stunned when the two of you called me on Friday, January 14, to inform me that I would not be nominated to serve another term.

In our conversation, and in Jim’s January 21 letter, you assert that you wanted to replace me to make way for Alex Hart, whom you state has experience in the mobile payments business. But bringing in Mr. Hart is no reason to remove me from the board. It would have been a simple and straightforward matter to have added an additional director. And even if you wanted for some reason to keep the current board size intact, there are other board members who would have been more sensible candidates than me to replace.

In the end, the conclusion is inescapable that you, with the Mitek board, retaliated against me for having exercised my fiduciary duties and gone on record with my objection to an overly generous stock grant to the company’s CEO, especially in light of the fact that it was granted immediately prior to an earnings announcement that was expected to, and did, result in a stock price increase (which resulted in Jim’s stock option grant being over $1 million in the money within weeks). I am proud of my service as a member of Mitek’s board. But I disagree with a practice of taking retribution against a director for exercising his fiduciary duties when such exercise results in an action opposed by the company’s CEO, and have concluded, regrettably, that the board has lost sight of its mission and the principles of good corporate governance. Because I disagree with this practice, and have reached that conclusion, I must resign.

Sincerely,

Michael Bealmear